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                                                                   Exhibit (99A)



                              EXECUTIVE BONUS PLAN
                              HON INDUSTRIES INC.


                     As adopted on May 1, 1974, and amended
                       on April 20, 1976, April 19, 1977,
                      January 31, 1983, February 5, 1985,
                        November 4, 1986, July 7, 1988,
                         May 4, 1992, November 2, 1992,
                      February 8, 1993, February 14, 1994,
                       November 14, 1994, and May 8, 1995


     1. Purpose. The Executive Bonus Plan purpose is to encourage a consistently high standard of excellence and continued employment by officers and selected other executives of the Corporation and any subsidiary which elects to become a part of the Plan (electing Subsidiary). The Plan shall be operated at all times in conformance with applicable government regulations. (As amended January 31, 1983 and May 4, 1992).

     2.        Participants.  All of the officers of HON INDUSTRIES Inc.
and electing Subsidiaries as of the end of each fiscal year and such other executives of HON INDUSTRIES Inc. and electing Subsidiaries as are selected by the Board of Directors each year shall be eligible to be Participants. (As amended April 20, 1976 and April 19, 1977.)

     3. Payment. Upon final determination of bonus awards by the Board of Directors, the bonuses shall be paid as follows:

               a. Each award for the immediately preceding fiscal year shall be paid in three annual installments: (1) the first, equal to one-half of the award, shall be paid on the last day of the Corporation's February fiscal month following the end of the Corporation's fiscal year for which the award is made; (2) the second and third, each equal to one-fourth of the award, shall be paid on the last day of the Corporation's February fiscal month following the end of each following fiscal year (until the full amount of the award is paid) if earned by the Participant by continuing service with the Corporation through the date of payment of each installment or if earned as described in Paragraph 4. (As amended May 8, 1995.)

               b. At a Participant's request, the Human Resources and Compensation Committee (the "Committee") may, in the alternative, approve payment (to be made on the last day of the Corporation's February fiscal month following the end of the Corporation's fiscal year for which the award is made) of the entire award, or any portion thereof, in shares of Bonus Stock issued pursuant to the Corporation's Stock-Based Compensation Plan, and in the event such payment is made; provided, however, that any shares of Bonus Stock issuable in relation to what otherwise would be the second and third cash installment payments shall not be issued to such Participant until the time at which such cash installment payments would have been paid pursuant to Paragraph
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     3(a) hereof and/or "earned out" pursuant to Paragraph 4 below. The number of shares of Bonus Stock to be paid shall be determined by dividing the cash amount of the award by the average closing prices of a share of the Corporation's common stock for the 20 trading days immediately preceding the date of such payment, with cash paid in lieu of any fractional share. Provision for all income tax withholding and other employment taxes shall be made pursuant to Section 5.5 of the Stock-Based Compensation Plan. If a Participant is an officer of the Corporation, the Participant's request to receive shares of Bonus Stock under this Section 3 shall not be honored unless it is irrevocable and made in writing delivered to the Committee at least six months before the award, if any, would be payable. (As amended January 31, 1983 and May 8, 1995.)

     4. Earn Out. Participants' rights to installments shall vest and be earned as follows:

               a. A Participant's right to all unpaid and undelivered bonus awards shall vest immediately upon his death or disability, upon termination of his employment for any reason within 27 months after a change in corporate control, or upon his retirement after age 55 pursuant to established retirement policies of the Corporation. Payments to a living Participant shall be made according to Paragraph 5 as though he continued in service with the Corporation unless Participant's employment has been terminated within 27 months after a change in control, in which case payments shall be made to the Participant no later than 30 days following such termination. Payments to a deceased Participant shall be made in full to his legal representatives at such time as determined by the Board of Directors, but in no event later than the time at which he would have received such payments had he remained living and employed by the Corporation. The Board of Directors' decisions concerning disability shall be final. (As amended February 5, 1985, and November 14, 1994.)

               b. A Participant whose employment terminates for any reason other than death, disability, retirement after age 55 pursuant to established retirement policies of the Corporation, or a change in corporate control may retain his rights to earn out unearned bonus awards only to such extent as the Board of Directors may decide. No installment or amount paid or delivered prior to the date of the decision of the Board of Directors shall be required to be returned. (As amended January 31, 1983.)

               c. As used above, "change in corporate control" means (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstand-

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     ing voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
     (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this
     Section 4; or (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination,
     (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed


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     prior to the Business Combination and (c) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(As amended November 4, 1986, July 7, 1988, and November 14, 1994.)

     5. Cash. Each such bonus shall be paid in cash. (As amended May 4, 1992 and February 14, 1994.)

     6. Administration. The Board of Directors shall have full power to interpret and administer this Plan from time to time in accordance with the By-laws of the Corporation, except to the extent provided in the Corporation's Stock-Based Compensation Plan or to the extent that the Board of Directors may have delegated its powers to the Committee. Decisions of the Board of Directors or the Committee shall be final, conclusive, and binding upon all parties. (As amended May 8, 1995.)

     7. Forfeitures. A Participant who loses his right to earn out unearned bonus awards shall receive all earned out portions of bonus awards, if any. The balance of unearned bonus awards shall not be paid in any form and shall accrue to the benefit of the Corporation. (As amended February 14, 1994.)

     8.   Cost.  Electing Subsidiaries shall reimburse HON INDUSTRIES
Inc. for the amount of such bonuses which shall be awarded and paid to Participants for services to such Subsidiaries as determined by the Board of Directors.

    9. Limitation on Amount of Individual Bonus. Beginning with the bonus payable for the 1976 fiscal year and continuing thereafter, the amount of an individual Participant's award shall not exceed the following:

          a.   One hundred percent of base salary for
     the Chairman of the Board or the President of the Corporation.

          b. Seventy-five percent of base salary for the operating head of any Division or Subsidiary of the Corporation.

          c. Fifty percent of base salary for any other officer of the Corporation or a Subsidiary.

          d. Twenty-five percent of base salary for any other Participant.

(As amended April 20, 1976.)

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